Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Third Quarter 2018 Financial Results

ARLINGTON, VA, October 23, 2018 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported a net loss attributable to common shareholders of $5.7 million, or $0.19 per diluted common share, income before income taxes available to common shareholders of $4.0 million, or $0.14 per diluted common share, and non-GAAP core operating income of $13.9 million, or $0.47 per diluted common share, for the quarter ended September 30, 2018.  A reconciliation of non-GAAP core operating income to GAAP net income (loss) before income taxes appears at the end of this press release.

Third Quarter 2018 Financial Highlights

•	$0.19 per diluted common share of GAAP net loss
o	Includes a $0.33 per diluted common share deferred income tax provision
•	$0.14 per diluted common share of GAAP pre-tax income
•	$0.47 per diluted common share of non-GAAP core operating income
•	$9.95 per common share of book value
•	$11.06 per common share of tangible book value
o	Would represent book value per common share if the Company were to elect to be taxed as a real estate investment trust (“REIT”)
•	$0.375 per common share dividend
•	$5,180 million investment portfolio of agency mortgage-backed securities (“MBS”)
•	$4,175 million notional amount interest rate hedge position
•	Increased interest rate hedge duration leading to a net duration gap of negative 0.2 years

“Despite heightened volatility during the quarter, Arlington produced an annualized economic return of 2.3% in the third quarter measured as the change in tangible book value per common share plus the $0.375 per common share dividend,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “Arlington continued to generate net spread earnings in excess of its quarterly dividend enabling it to deliver a strong dividend to its shareholders despite reduced overall investment volumes during the quarter. With an expectation that the Company will fully utilize its net operating loss carryforward during 2019, the Company is currently evaluating possible long-term tax structures, including potentially electing to be taxed as a REIT as early as January 1, 2019.  If the Company were to elect REIT status, it does not anticipate significant modifications to its investment portfolio or operations to qualify as a REIT, and its presentation of book value would be equivalent to its tangible book value, which was $11.06 per common share as of September 30, 2018.”

Other Third Quarter Highlights

As of September 30, 2018, the Company’s agency MBS investment portfolio totaled $5,180 million in fair value, consisting of $4,399 million of specified agency MBS and $781 million of net long to-be-announced (“TBA”) agency MBS.  As of September 30, 2018, the Company’s $5,180 million agency MBS investment portfolio was comprised of the following:

•	$96 million of 3.5% coupon 15-year agency MBS
•	$59 million of 4.0% coupon 20-year agency MBS
•	$342 million of 3.5% coupon 30-year agency MBS
•	$2,384 million of 4.0% coupon 30-year agency MBS

•	$1,671 million of 4.5% coupon 30-year agency MBS
•	$628 million of 5.0% coupon 30-year agency MBS

As of September 30, 2018, the Company’s $4,399 million specified agency MBS portfolio had a weighted average amortized cost basis of $104.75 and a weighted average market price of $102.17.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were approximately two-fifths of a percentage point as of September 30, 2018, compared to half of a percentage point as of June 30, 2018.

As of September 30, 2018, the Company’s net long TBA agency MBS investment portfolio had a purchase price of $783 million and market value of $781 million, resulting in a net GAAP carrying fair value of $(2) million.  Under GAAP, the gross fair value of the agency MBS underlying the Company’s TBA commitments is not recognized on the balance sheet as the Company accounts for its TBA commitments as derivative instruments.

As of September 30, 2018, the Company had $4,092 million of repurchase agreements outstanding with a weighted average rate of 2.30% and remaining weighted average maturity of 15 days secured by an aggregate of $4,304 million of agency MBS at fair value.

GAAP net interest income was $10.3 million for the third quarter of 2018 compared to $10.9 million for the second quarter of 2018, including the amortization of the Company’s net premium on its agency MBS of $8.4 million for the third quarter of 2018 compared to $8.3 million for the second quarter of 2018.  The Company’s weighted average yield on its agency MBS was 3.11% for the third quarter of 2018 compared to 3.00% for the second quarter of 2018, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 10.66% for the third quarter of 2018 compared to 10.31% for the second quarter of 2018.  The Company’s weighted average cost of repurchase agreement funding was 2.17% during the third quarter of 2018 compared to 1.96% during the second quarter of 2018.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements, U.S. Treasury note futures, put and call options on 10-year U.S. Treasury note futures, and options on agency MBS.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and therefore all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. During the third quarter of 2018, the Company extended the duration of its interest rate swap portfolio by replacing $600 million of notional amount of interest rate swaps with a remaining weighted average maturity of 8.1 years with $750 million of notional amount of interest rate swaps with an average maturity of 12.7 years.  As of September 30, 2018, the Company had $3,475 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 2.10% and a remaining weighted average maturity of 7.1 years.  The Company’s weighted average net receive rate of its interest rate swap agreements was 0.23% during the third quarter of 2018 compared to 0.32% during the second quarter of 2018.

In addition to interest rate swap agreements, the Company held $700 million in equivalent notional amount of short positions in 10-year U.S. Treasury note futures as of September 30, 2018 that were purchased during the third quarter of 2018 when the 10-year U.S. Treasury rate was 2.92%.  As of September 30, 2018, the total notional amount of the Company’s interest rate hedges consisting of interest rate swaps and U.S. Treasury note futures was 86% of the Company’s outstanding repurchase agreement funding and TBA purchase commitments with a net duration gap of negative 0.2 years.

The Company reported TBA dollar roll income of $4.6 million for the third quarter of 2018 compared to $6.7 million for the second quarter of 2018.  The implied weighted-average net interest spread of the Company’s TBA dollar rolls was 1.86% for the third quarter of 2018 compared to 1.91% for the second quarter of 2018.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.   Under GAAP, the Company accounts for its TBA commitments as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.

Economic net interest income was $17.2 million for the third quarter of 2018 compared to $20.1 million for the second quarter of 2018.  Economic net interest income is comprised of net interest income determined in accordance with GAAP, TBA dollar roll income and net interest income or expense from interest rate swaps.  Economic net interest income is a non-GAAP financial measure that is described later in this press release.

Excluding TBA dollar roll income, we had net investment losses on our investment portfolio of $46.8 million. On our related interest rate hedging instruments, we had net investment gains of $37.6 million, excluding interest rate swap net interest income. This results in a net investment loss on our hedged investment portfolio of $9.2 million, or $0.31 per diluted common share, for the third quarter of 2018.

Income Taxes

The Company is subject to taxation as a corporation under Subchapter C of the Internal Revenue Code of 1986, as amended.  As of September 30, 2018, the Company estimated its net operating loss (“NOL”) carryforward at $28.0 million that begins to expire in 2027, its net capital loss (“NCL”) carryforward at $390.9 million that begins to expire in 2019, and its alternative minimum tax (“AMT”) credit carryforward at $9.1 million that does not expire.  The Company’s estimated loss and tax credit carryforwards as of September 30, 2018 are subject to potential adjustments up to the time of filing the Company’s income tax returns.

Under GAAP, a C-corporation records its deferred tax assets and liabilities on its balance sheet while a REIT does not record them on its balance sheet. The Company had a net deferred tax liability of $33.6 million, or $1.11 per common share, and an AMT credit carryforward within other assets on its consolidated balance sheet of $9.1 million, or $0.30 per common share, as of September 30, 2018.  The Company continues to record a full valuation allowance against its deferred tax assets that are capital in tax character and no valuation allowance against its deferred tax assets that are ordinary in tax character. The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio.  For income tax purposes, gains and losses from its agency MBS are capital in tax character while gains and losses from its interest rate swap hedges are ordinary in tax character.  During the nine months ended September 30, 2018, the Company had net investment losses on its agency MBS for which no deferred income tax benefit was recorded since the Company records a full valuation allowance against its deferred tax assets that are capital in nature.  However, during the nine months ended September 30, 2018, the Company had net investments gains on its interest rate swap hedges for which a deferred income tax provision was recorded resulting in the Company now having a net deferred tax liability on its balance sheet as of September 30, 2018.  For accounting purposes, the Company’s interest rate swaps are a hedge against future higher funding costs on the Company’s repurchase agreement financing.  However, those future higher expected funding costs are not currently reflected as a deferred tax asset whereas the future benefits of the hedge against the higher expected funding costs are currently reflected as a deferred tax liability.  As a result, the deferred tax liability related to the net gain on the Company’s interest rate hedges should be offset in the future by tax deductions related to future higher funding costs on the Company’s repurchase agreement financing as they materialize.

Distributions to Shareholders

The Company’s Board of Directors approved a distribution to common shareholders of $0.375 per share for the third quarter of 2018.  The distribution will be paid on October 31, 2018 to shareholders of record as of September 28, 2018.  The Company’s Board of Directors also approved a distribution to its Series B preferred shareholders of $0.4375 per share for the third quarter of 2018.  The distribution was paid on October 1, 2018 to shareholders of record as of September 18, 2018.

The tax characterization of the Company’s distributions to shareholders is determined and reported to shareholders on Form 1099-DIV after the end of the calendar year. As a C corporation, distributions to common and preferred individual shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% maximum federal income tax rate whereas similar distributions to individual shareholders by a REIT of current or accumulated earnings and profits are nonqualified dividends subject to the higher 33.4% maximum effective federal tax rate (net of the 20% dividend deduction benefit), each inclusive of the 3.8% Medicare tax rate, on ordinary income.  Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends.  Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder's adjusted tax basis in the Company’s stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder's adjusted tax basis in the Company’s stock.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Wednesday, October 24, 2018 to discuss the Company’s third quarter 2018 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election) and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 30, 2018	June 30, 2018
ASSETS
Cash and cash equivalents	$32,199	$18,696
Interest receivable	14,818	13,368
Sold securities receivable	—	84,349
Mortgage-backed securities, at fair value
Agency	4,399,466	4,050,458
Private-label	37	61
Derivative assets, at fair value	91	9,921
Deposits, net	73,966	61,550
Other assets	15,835	15,973
Total assets	$4,536,412	$4,254,376
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$4,092,251	$3,752,582
Interest payable	4,241	3,728
Accrued compensation and benefits	3,665	2,413
Dividend payable	12,723	12,265
Derivative liabilities, at fair value	3,431	234
Purchased securities payable	—	77,419
Deferred tax liabilities, net	33,639	24,011
Other liabilities	1,724	1,265
Long-term unsecured debt	74,048	73,992
Total liabilities	4,225,722	3,947,909
Equity:
Preferred stock (liquidation preference of $8,654 and $8,519, respectively)	8,138	8,007
Common stock	303	282
Additional paid-in capital	1,997,281	1,976,309
Accumulated deficit	(1,695,032)	(1,678,131)
Total equity	310,690	306,467
Total liabilities and equity	$4,536,412	$4,254,376
Book value per common share (1)	$9.95	$10.52
Tangible book value per common share (2)	$11.06	$11.37
Common shares outstanding (in thousands) (3)	30,364	28,318

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.

(2) Tangible book value per common share is calculated as total equity less the preferred stock liquidation preference plus net deferred tax liabilities divided by common shares outstanding.

(3) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Interest income
Agency mortgage-backed securities	$32,679	$29,940	$30,725	$30,514
Private-label mortgage-backed securities	2	10	4	19
Other	183	105	131	76
Total interest income	32,864	30,055	30,860	30,609
Interest expense
Short-term secured debt	21,265	17,936	15,325	13,727
Long-term unsecured debt	1,261	1,257	1,231	1,225
Total interest expense	22,526	19,193	16,556	14,952
Net interest income	10,338	10,862	14,304	15,657
Investment (loss) gain, net
Loss on trading investments, net	(37,878)	(20,892)	(88,343)	(23,208)
Gain from derivative instruments, net	35,620	16,052	40,154	33,169
Other, net	1	324	50	277
Total investment (loss) gain, net	(2,257)	(4,516)	(48,139)	10,238
General and administrative expenses
Compensation and benefits	2,833	2,061	3,040	3,505
Other general and administrative expenses	1,121	1,400	1,257	1,442
Total general and administrative expenses	3,954	3,461	4,297	4,947
Income (loss) before income taxes	4,127	2,885	(38,132)	20,948
Income tax provision	9,628	6,493	18,251	13,707
Net (loss) income	(5,501)	(3,608)	(56,383)	7,241
Dividend on preferred stock	(151)	(149)	(137)	(133)
Net (loss) income (attributable) available to common stock	$(5,652)	$(3,757)	$(56,520)	$7,108
Basic (loss) earnings per common share	$(0.19)	$(0.13)	$(2.00)	$0.25
Diluted (loss) earnings per common share	$(0.19)	$(0.13)	$(2.00)	$0.25
Weighted average common shares outstanding (in thousands)
Basic	29,382	28,210	28,197	28,192
Diluted	29,382	28,210	28,197	28,580

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” less “core general and administrative expenses.”

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest bearing financial instruments as well as agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
GAAP net interest income	$10,338	$10,862	$14,304	$15,657
TBA dollar roll income	4,604	6,742	6,643	7,171
Interest rate swap net interest income (expense)	2,295	2,483	(816)	(2,434)
Economic net interest income	17,237	20,087	20,131	20,394
Core general and administrative expenses	(3,202)	(3,162)	(3,846)	(3,768)
Preferred stock dividend	(151)	(149)	(137)	(133)
Non-GAAP core operating income	$13,884	$16,776	$16,148	$16,493

Non-GAAP core operating income per diluted common share	$0.47	$0.59	$0.57	$0.58
Weighted average diluted common shares outstanding	29,718	28,463	28,430	28,580

The following table provides a reconciliation of GAAP pre-tax net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
GAAP income (loss) before income taxes	$4,127	$2,885	$(38,132)	$20,948
Add back (Less):
Total investment loss (gain), net	2,257	4,516	48,139	(10,238)
Stock-based compensation expense	752	299	451	1,179
Preferred stock dividend	(151)	(149)	(137)	(133)
Add back:
TBA dollar roll income	4,604	6,742	6,643	7,171
Interest rate swap net interest income (expense)	2,295	2,483	(816)	(2,434)
Non-GAAP core operating income	$13,884	$16,776	$16,148	$16,493

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income and comprehensive income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.

The following tables present information on the Company’s investment and hedge portfolio as of September 30, 2018 (unaudited, dollars in thousands):

Agency MBS:

Fair Value
Specified agency MBS	$4,399,466
Net long agency TBA position	781,258
Total	$5,180,724

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
15-year fixed rate:
3.5%	$95,675	$1,673	$97,348	$(746)	$96,602	$100.97	3.50%	4.7
20-year fixed rate:
4.0%	57,977	1,956	59,933	(825)	59,108	101.95	4.00%	6.9
30-year fixed rate:
3.5%	346,872	8,123	354,995	(12,715)	342,280	98.68	3.50%	8.8
4.0%	2,346,617	113,716	2,460,333	(76,102)	2,384,231	101.60	4.00%	8.1
4.5%	1,359,321	73,604	1,432,925	(20,314)	1,412,611	103.92	4.50%	8.0
5.0%	99,526	5,400	104,926	(311)	104,615	105.11	5.00%	5.5
5.5%	18	—	18	1	19	108.68	5.50%	6.2
Total/weighted- average 30-year fixed rate	4,152,354	200,843	4,353,197	(109,441)	4,243,756	102.20	4.15%	8.1
Total/weighted-average	$4,306,006	$204,472	$4,510,478	$(111,012)	$4,399,466	$102.17	4.13%	8.0

Net Long Agency TBA Positions:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
4.5% 30-year MBS purchase commitments	$250,000	$258,549	$257,945	$(604)
5.0% 30-year MBS purchase commitments	500,000	524,797	523,313	(1,484)
Total TBA commitments, net	$750,000	$783,346	$781,258	$(2,088)

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)	Fair Value
Years to maturity:
Less than 3 years	$1,050,000	1.53%	2.33%	0.80%	1.8	$(225)
3 to less than 7 years	225,000	1.95%	2.35%	0.40%	3.5	(77)
7 to less than 10 years	2,050,000	2.34%	2.33%	(0.01)%	8.6	(822)
10 or more years	150,000	3.01%	2.32%	(0.69)%	29.8	91
Total / weighted-average	$3,475,000	2.10%	2.33%	0.23%	7.1	$(1,033)

U.S. Treasury Note Futures:

	Maturity Date	Notional Amount	Net Fair Value
10-year U.S. Treasury note futures	December 2018	$700,000	$(219)

The following table presents information about the components of the Company’s net deferred tax assets (liabilities) as of September 30, 2018 and June 30, 2018 (unaudited, dollars in thousands):

	As of September 30, 2018		As of June 30, 2018
	Gross Amount	Tax Effected	Gross Amount	Tax Effected
Ordinary deferred tax (liabilities) assets:
NOL carryforward	$27,988	$7,204	$40,318	$10,378
Deferred net gain on designated hedges	(17,262)	(4,443)	(2,349)	(605)
Net unrealized gain on designated hedges	(148,457)	(38,212)	(137,071)	(35,282)
Stock-based compensation	6,707	1,726	7,134	1,836
Other, net	336	86	(563)	(338)
Total ordinary deferred tax liabilities, net	(130,688)	(33,639)	(92,531)	(24,011)

Capital deferred tax assets:
NCL carryforward	390,923	100,624	392,655	101,069
Net unrealized loss on investments	170,934	43,998	138,253	35,587
Valuation allowance	(561,857)	(144,622)	(530,908)	(136,656)
Total capital deferred tax assets, net	—	—	—	—
Total deferred tax liabilities, net	$(130,688)	$(33,639)	$(92,531)	$(24,011)